Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports 4th Quarter Net Income per Share of $2.03;
Operating Income per Share Is $1.66;
Combined Ratio Is 84.7%
Net Income per Share for 2009 Is $6.18;
Operating Income per Share Is $6.14;
Combined Ratio Is 86.0%
Book Value per Share Increases 23% in 2009 to $47.09
Company Expects 2010 Operating Income per Share
In Range of $5.15 to $5.55
          WARREN, New Jersey, January 28, 2010 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2009 was $695 million or $2.03 per share, compared to $407 million or $1.13 per share in the fourth quarter of 2008.
          Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $569 million, the same as in the fourth quarter of 2008. Operating income per share increased 5% to $1.66 from $1.58.
          Net written premiums for the fourth quarter were $2.8 billion, a decline of 4%; excluding the effect of currency fluctuation, premiums were down 5%. Premiums were down 8% in the U.S. and up 9% outside the U.S. (up 4% in local currencies).
          The fourth quarter combined loss and expense ratio was 84.7% in 2009 and 84.3% in 2008. The impact of fourth quarter catastrophe losses on the combined ratio was negligible in both 2009 and 2008. The expense ratio for the fourth quarter was 30.1% in 2009 and 30.4% in 2008.
          Property and casualty investment income after taxes for the fourth quarter was $317 million in 2009 and $316 million in 2008.

          Net income for the fourth quarter of 2009 included net realized investment gains of $193 million before tax ($0.37 per share after-tax), largely related to the company’s alternative investments. Net income for the fourth quarter of 2008 reflected net realized investment losses of $250 million before tax ($0.45 per share after-tax), stemming primarily from impairments of equity securities and a decline in the value of alternative investments.
          During the fourth quarter of 2009, Chubb repurchased 9.8 million shares of its common stock at a total cost of $489 million.
          Book value per share increased 4% to $47.09 at December 31, 2009  from $45.43 at the end of the third quarter.
Full Year Results
          For the year ended December 31, 2009, net income was $2.2 billion or $6.18 per share, compared to $1.8 billion or $4.92 per share for the year ended December 31, 2008. Operating income totaled $2.2 billion in 2009 and $2.0 billion in 2008. Operating income per share increased 10% to $6.14 in 2009 from $5.58 in 2008.
          Total net written premiums in 2009 decreased 6% to $11.1 billion from $11.8 billion in 2008; excluding the effect of currency fluctuation, premiums were down 4%. Premiums were down 6% in the U.S. and down 6% outside the U.S. (up 3% in local currencies).
          The combined ratio in 2009 was 86.0%, compared to 88.7% in 2008. The impact of catastrophes accounted for 0.8 percentage points of the combined ratio in 2009 and 5.1 points in 2008. Excluding the impact of catastrophes, the combined ratio was 85.2% in 2009 and 83.6% in 2008. The expense ratio for the year was 30.6% in 2009 and 30.2% in 2008.
          Property and casualty investment income after taxes declined 3% in 2009 to $1.3 billion.
          Net income for 2009 included net realized investment gains of $23 million before tax ($0.04 per share after-tax). Net income for 2008 reflected net realized investment losses, including impairments, of $371 million before tax ($0.66 per share after-tax).
          During 2009, Chubb repurchased 22.6 million shares of its common stock at a total cost of $1.1 billion.
          Book value per share increased 23% to $47.09 at December 31, 2009 from $38.13 at 2008 year end.

          “We had a terrific fourth quarter, capping off another excellent year for Chubb,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Chubb’s operating income per share for 2009 was $6.14, the second-highest of any year in the corporation’s history, driven by contributions from all three business units, all of which had combined ratios below 90% for both the fourth quarter and the full year. Given the difficult economic conditions that prevailed in 2009, we believe these results continue to distinguish Chubb and are clear evidence of our commitment to sustained bottom-line profitability.”
Fourth Quarter Operations Review
          Chubb Personal Insurance (CPI) net written premiums declined 3% in the fourth quarter to $907 million. CPI’s combined ratio for the fourth quarter was 80.7% in 2009 and 80.9% in 2008. The impact of catastrophes on the combined ratio in the fourth quarter of 2009 was negligible. In the fourth quarter of 2008, the impact of catastrophes improved the combined ratio by 1.2 percentage points as a result of a downward revision of estimated losses from Hurricane Ike.
          Homeowners net written premiums were down 4%, and the combined ratio was 75.8%. Personal Automobile net written premiums increased 3%, and the combined ratio was 94.2%. Other Personal lines premiums were down 7%, and the combined ratio was 85.5%.
          Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter declined 6% to $1.1 billion. The combined ratio for the quarter was 89.9% in 2009 and 88.8% in 2008. The fourth quarter impact of catastrophes was negligible in both 2009 and 2008.
          Average fourth quarter renewal rates in the U.S. were up 2% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
          Chubb Specialty Insurance (CSI) net written premiums were down 1% in the fourth quarter to $771 million. The combined ratio was 84.1%, compared to 83.8% in the fourth quarter of 2008.
          Professional Liability (PL) net written premiums declined 2%, and PL had a combined ratio of 89.5%. Average PL renewal rates in the U.S. were up 1% and renewal retention was 84%. The ratio of new to lost business in the U.S. was 0.7 to 1.
          Surety net written premiums were up 8%, and the combined ratio was 40.5%.

2009 Operations Review
          For the year ended December 31, 2009, Chubb Personal Insurance net written premiums declined 4% to $3.7 billion. CPI’s combined ratio improved to 84.1% in 2009 from 87.1% in 2008. The impact of catastrophes accounted for 0.9 percentage points of the combined ratio in 2009 and 5.4 points in 2008.
          Homeowners net written premiums declined 4%, and the combined ratio was 80.4%. Personal Automobile premiums were down 4%, and the combined ratio was 90.4%. Other Personal lines premiums declined 4%, and the combined ratio was 90.8%.
          Chubb Commercial Insurance net written premiums declined 7% in 2009 to $4.7 billion. The combined ratio improved to 89.9% in 2009 from 93.9% in 2008. The impact of catastrophes accounted for 1.2 percentage points of the combined ratio in 2009 and 8.1 points in 2008.
          Average 2009 renewal rates in the U.S. were up 2% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
          Chubb Specialty Insurance net written premiums declined 6% in 2009 to $2.7 billion. The combined ratio was 84.1% in 2009 and 83.3% in 2008.
          Professional Liability had a 5% decrease in net written premiums and a combined ratio of 90.1%. In the U.S., average 2009 renewal rates for PL were up 3%, renewal premium retention was 84% and the ratio of new to lost business was 0.9 to 1.
          Surety net written premium declined 8%, and the combined ratio was 37.4%.
2010 Operating Income Guidance
          Mr. Finnegan said that based on management’s current outlook, he expected Chubb to achieve 2010 operating income per share in the range of $5.15 to $5.55.
          The operating income guidance for 2010 assumes:
•	Net written premiums that are flat to down 2%, including about a 2 percentage point positive impact of currency based on 2009 year end exchange rates.

•	Catastrophe losses that have an impact of 3 percentage points on the 2010 combined ratio in keeping with historical levels, compared to the unusually low 0.8 point impact in 2009. This assumption accounts for approximately $0.50 of the difference between 2009 operating income per share and 2010 guidance. The impact of each percentage point of catastrophe losses on 2010 operating income per share is approximately $0.22.

•	A combined ratio between 90% and 92% for the year, based on combined ratios of 90% to 93% for CPI, 92% to 95% for CCI and 84% to 87% for CSI.

•	Flat property and casualty investment income after taxes.

•	Approximately 328 million average diluted shares outstanding for the year.
          The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Webcast Conference Call to be Held Today at 5 P.M.
          Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 28th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
          Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
          Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
          All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
          Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2010 operating income per share guidance and related assumptions as well as Chubb’s share repurchase program. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions whether globally or in the markets in which we operate, including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,783	$2,899	$11,077	$11,782
Decrease in Unearned Premiums	58	3	254	46

Premiums Earned	2,841	2,902	11,331	11,828

Losses and Loss Expenses	1,547	1,559	6,268	6,898
Operating Costs and Expenses	836	877	3,377	3,546
Decrease (Increase) in Deferred Policy Acquisition Costs	16	12	27	(17)
Dividends to Policyholders	6	11	28	40

Underwriting Income	436	443	1,631	1,361

Investments
Investment Income Before Expenses	405	398	1,585	1,652
Investment Expenses	12	7	36	30

Investment Income	393	391	1,549	1,622

Other Income (Charges)	4	2	(3)	9

Property and Casualty Income	833	836	3,177	2,992

CORPORATE AND OTHER	(56)	(55)	(238)	(214)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	777	781	2,939	2,778

Federal and Foreign Income Tax	208	212	771	733

CONSOLIDATED OPERATING INCOME	569	569	2,168	2,045

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	126	(162)	15	(241)

CONSOLIDATED NET INCOME	$695	$407	$2,183	$1,804

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$317	$316	$1,252	$1,297

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	343.1	359.6	353.0	366.8
Actual Common Shares at End of Period	332.0	352.3	332.0	352.3

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.66	$1.58	$6.14	$5.58
Realized Investment Gains (Losses)	.37	(.45)	.04	(.66)

Net Income	$2.03	$1.13	$6.18	$4.92

Effect of Catastrophes	$—	$.01	$(.17)	$(1.08)

	Dec. 31	Dec. 31
	2009	2008
BOOK VALUE PER COMMON SHARE	$47.09	$38.13

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	44.37	38.38
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
Losses and Loss Expenses to Premiums Earned	54.6%	53.9%	55.4%	58.5%
Underwriting Expenses to Premiums Written	30.1	30.4	30.6	30.2

Combined Loss and Expense Ratio	84.7%	84.3%	86.0%	88.7%

Effect of Catastrophes on Combined Loss and Expense Ratio	—%	(.3)%	.8%	5.1%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
	(in millions)
Paid Losses and Loss Expenses	$1,591	$1,963	$6,006	$6,509
Increase (Decrease) in Unpaid Losses and Loss Expenses	(44)	(404)	262	389

Total Losses and Loss Expenses	$1,547	$1,559	$6,268	$6,898

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2009	2008	(Decrease)	2009	2008
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$577	$602	(4)%	90.4%	87.6%
Homeowners	2,339	2,449	(4)	80.4	83.7
Other	741	775	(4)	90.8	97.5

Total Personal	3,657	3,826	(4)	84.1	87.1

Commercial Insurance
Multiple Peril	1,121	1,210	(7)	85.8	85.3
Casualty	1,514	1,654	(8)	96.7	95.0
Workers’ Compensation	761	851	(11)	92.7	82.1
Property and Marine	1,264	1,278	(1)	83.3	108.8

Total Commercial	4,660	4,993	(7)	89.9	93.9

Specialty Insurance
Professional Liability	2,413	2,546	(5)	90.1	85.0
Surety	326	353	(8)	37.4	69.9

Total Specialty	2,739	2,899	(6)	84.1	83.3

Total Insurance	11,056	11,718	(6)	86.5	89.1

Reinsurance Assumed	21	64	(67)	*	*

Total	$11,077	$11,782	(6)	86.0	88.7

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$149	$145	3%	94.2%	84.8%
Homeowners	568	590	(4)	75.8	77.1
Other	190	204	(7)	85.5	89.3

Total Personal	907	939	(3)	80.7	80.9

Commercial Insurance
Multiple Peril	286	295	(3)	86.9	79.6
Casualty	353	373	(5)	97.9	96.4
Workers’ Compensation	151	185	(18)	97.1	87.6
Property and Marine	311	321	(3)	78.5	87.8

Total Commercial	1,101	1,174	(6)	89.9	88.8

Specialty Insurance
Professional Liability	688	699	(2)	89.5	88.4
Surety	83	77	8	40.5	52.0

Total Specialty	771	776	(1)	84.1	83.8

Total Insurance	2,779	2,889	(4)	85.2	84.8

Reinsurance Assumed	4	10	(60)	*	*

Total	$2,783	$2,899	(4)	84.7	84.3

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.